Exhibit 99.3

                                [GRAPHIC OMITTED]
                              M E A S U R E M E N T
                              S P E C I A L T I E S



Contact:  Frank Guidone, CEO
          (973) 808-1819

          Boutcher & Boutcher Investor Relations
          Aimee Boutcher
          (973) 239-2878

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

      MEASUREMENT SPECIALTIES ANNOUNCES SALE OF TERRAILLON HOLDINGS LIMITED


     Fairfield, NJ, September 25, 2002 - Measurement Specialties (AMEX: MSS) today announced the sale of Terraillon Holdings Limited (Terraillon), a wholly owned subsidiary of MSS, to Fukuda (Luxembourg) S.a.r.l., an investment holding company incorporated in Luxembourg, for $22.3 million in cash plus the assumption of $4.8 million in debt. SSG Capital Advisors acted as financial advisor to MSS. MSS will use the net closing proceeds ($16.7 million after fees and escrowed proceeds) to reduce senior debt as required under the previously executed Forbearance Agreement.

     "Terraillon is a great brand and great asset," commented Frank Guidone, CEO. "We received strong response to the proposed sale and are pleased with the outcome. As previously disclosed, selling Terraillon is a critical step in our restructuring plan announced several months ago. The proceeds from the sale will allow us to significantly reduce our senior debt and eliminate the overadvance, and will facilitate a refinancing of the secured lenders. While the operational and financial restructuring initiatives were important to execute the turnaround, we continue to work diligently to complete the audit of our financial statements and become current with our SEC filings. We recognize our responsibility to shareholders and the investment community, and anticipate filing our FY02 Form 10-K (including restated FY01 financial statements) and FY03 Form 10-Q prior to the AMEX de-listing appeals hearing, which is currently scheduled for October 22."


     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding our ability to effect a refinancing of our debt and the anticipated timing of the filing of our Form 10-K and Form 10-Q. Forward


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looking  statements may be identified by such words or phases as "intends", "are expected to", "will continue", "anticipate", "estimated", "projected", "may", "resume trading on the AMEX", "future prospects", "continue to make solid progress", "return the Company to profitability" or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; consummation of any contemplated sale of assets; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products;
success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active disposition program. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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